Exhibit 99.1

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Investor Relations

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Corporate Communications

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FOR IMMEDIATE RELEASE

THE MILLS CORPORATION CLOSES ON $1.91 BILLION FINANCING

FACILITY FROM GOLDMAN SACHS MORTGAGE COMPANY

STRATEGIC ALTERNATIVE PROCESS MOVING FORWARD

Arlington, Va. (May 23, 2006) — The Mills Corporation (NYSE: MLS), a developer, owner and manager of a diversified global portfolio of retail destinations, announced that on May 19, 2006 it closed on $1.91 billion of the previously announced $2.23 billion financings with Goldman Sachs Mortgage Company (“GSMC”). The remaining portion of the financings is expected to be closed over the next several months. The net proceeds were used to pay off the Company’s existing line of credit, two corporate-level term loans, the repayment of one recourse construction loan and the acquisition by GSMC of three recourse construction loans. The remaining funds, of approximately $387 million (before the establishment of an interest reserve escrow), will be used for working capital and general corporate purposes. Additional information regarding the terms of the financings will be set forth in a Form 8-K to be filed with the Securities and Exchange Commission.

“Everyone at The Mills is focused on managing our core business, including developments and redevelopments, while moving forward in the exploration of strategic alternatives. This financing enhances our liquidity and enables us to concentrate on our business and strategic decisions in support of our shareholders,” said Laurence C. Siegel, Chairman and CEO of The Mills Corporation.

As previously announced, The Mills Corporation is working with Goldman, Sachs & Co. and JP Morgan to advise The Mills in considering its strategic alternatives. The Company announced that it was seeking indications of interest from prospective buyers and investors by June 13, 2006. To date, the Company has entered into confidentiality agreements with more than 30 potential buyers and investors.

About The Mills Corporation

The Mills Corporation, based in Arlington, Virginia, is a developer, owner and manager of a diversified global portfolio of retail destinations including regional shopping malls,

market dominant retail and entertainment centers, and international retail and leisure destinations. It currently owns 42 properties in the U.S., Canada and Europe, totaling 51 million square feet. In addition, The Mills has various projects in development, redevelopment or under construction. The Mills is traded on the New York Stock Exchange under the ticker: MLS. For more information, visit the Company’s web site at www.themills.com.

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Statements in this press release that are not historical may be deemed forward-looking statements within the meaning of the federal securities laws. Although The Mills Corporation believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, the Company can give no assurance that its expectations will be attained and it is possible that our actual results may differ materially from those indicated by these forward-looking statements due to a variety of risks and uncertainties. The Mills Corporation undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. The reader is directed to the Company’s various filings with the Securities and Exchange Commission, including quarterly reports on Form 10-Q, reports on Form 8-K and its annual reports on Form 10-K for a discussion of such risks and uncertainties.

There can be no assurance that the exploration of strategic alternatives will result in any transaction.